EXHIBIT 99.8

         3D SYSTEMS SHIPS MULTIPLE SOLID IMAGING UNITS TO FORD MOTOR CO.

VALENCIA, Calif.--(BUSINESS WIRE)--Nov. 19, 1999--3D Systems Corp. (Nasdaq:TDSC
- news) today announced shipment of three SLA(TM) 7000 units to Ford Motor Co.'s prototyping facility in Allen Park, Mich.

As a result, the leading auto manufacturer will have more than a dozen SLA systems installed worldwide.

The SLA 7000 System

Introduced this past February, the SLA 7000 is the company's fifth generation machine, and the most productive SLA system currently available. Companies worldwide rely on this proven technology to bring products to market faster, improve product quality and customer satisfaction, and gain a competitive advantage.

The SLA system turns computer-generated images into physical models that can be held and evaluated. Numerous industries utilize SLA system parts or assemblies as a critical source of information throughout the development process -- from the initial product concept to product launch.

Applications include prototyping, fit and functional testing, pre-production and production tooling, competitive evaluations, product packaging, and promotional activities.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3-D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop and manufacture products.

The company also licenses the 3D Keltool(R) process, a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786, ext. 722, or visit the company's Web site at www.3dsystems.com.

Except for the historical information contained in this news release, the matters discussed include forward-looking statements that involve risks and uncertainties including: the ability of the company to successfully implement and carry out its new strategic operating plan, and the success of that plan; the availability and acceptance of new products; the impact of competitive


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products and pricing; the ability of the company to continue to contain expenses; dependence on key personnel; industrywide domestic and international economic conditions; and other risks detailed in the company's Securities and Exchange Commission reports on Form 10-K for the year ended Dec. 31, 1998, and reports on Form 10-Q filed by the company with the SEC during the current fiscal year.

Note to Editors: 3D Systems and SLA are trademarks, and 3D Keltool and the 3D logo are registered trademarks, of 3D Systems.

Contact:

     3D Systems Corp.
     Mary Woods, 661/295-5600, ext. 2508
                 woodsm@3dsystems.com
     Clark Hardesty, 661/295-5600, ext. 2216
                  hardestyc@3dsystems.com